Exhibit 99.1

Supreme Industries Reports Financial Results
for 2017 Second-Quarter and First-Half

Strong Order Intake Produces Record Second Quarter Ending Backlog

GOSHEN, Ind. — July 31, 2017 — Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced financial results for its second quarter and first half ended July 1, 2017.

2017 Second-Quarter Results

Consolidated net sales increased to $95.5 million in the quarter, up 3% from $92.9 million in the same quarter of 2016. Gross margin was 20.0% of net sales, which was down from 24.1% of net sales in same quarter last year. The year-over-year margin decline was primarily due to a significantly higher proportion of lower-margin rental fleet sales in the current year. In addition, material costs, group health insurance and workers’ compensation expenses were higher in 2017, compared with 2016.

Second-quarter operating income in 2017 was $9.0 million, versus $12.5 million in 2016’s comparable quarter. Net income in the quarter was $6.3 million, or $0.37 per diluted share, compared with $8.3 million, or $0.48 per diluted share, in the prior-year quarter.

“We shipped considerably more rental fleet truck bodies during the second quarter as compared to last year.  Our quarterly net income of $6.3 million represents our second highest quarterly results, only surpassed by our record set in the second quarter of 2016,” said Mark Weber, President and Chief Executive Officer. “In addition to the unfavorable mix, we also experienced material cost increases that have recently been addressed with a mid-year pricing adjustment that should benefit margins during the second half of 2017.”

Order backlog was a second quarter record at $84.1 million, up 17% from $71.9 million at the same time last year, excluding the trolley backlog of $3.6 million (the trolley product line was divested in 2017).

“Our work truck order intake remained strong during the quarter, even with continued slow economic growth,” he added. “The record order backlog at the end of the second quarter had a much stronger mix of retail and leasing orders, which is very encouraging and should meaningfully improve margins as we enter the second half of the year.”

2017 First-Half Results

Consolidated net sales rose modestly to $164.1 million in the year’s first half, compared with $162.3 million in the comparable period last year. Gross margin was 19.6% of net sales, compared with 23.1% of net sales in the first half of 2016. Gross margin in 2017 was negatively impacted by a product mix, higher overhead expenses, and previously disclosed inefficiencies in the first quarter from delays in receiving customer-supplied chassis.

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Operating income was $12.0 million in the first half of 2017, down from $18.3 million in the same period of last year. First-half net income was $8.2 million, or $0.48 per diluted share, versus net income of $12.1 million, or $0.70 per share in 2016’s first half.

Working capital increased to $69.4 million at July 1, 2017, compared with $58.2 million at Dec. 31, 2016, due to higher inventory and accounts receivable. At July 1, 2017, the Company held $24.8 million in cash and equivalents and total debt was $7.2 million. Stockholders’ equity increased to $108.9 million, or $6.41 per share, compared with $101.7 million, or $6.02 per share at December 31, 2016.

Conference Call Information

A conference call is scheduled for 9:00 a.m. ET, today July 31, 2017, to review the second-quarter and first-half results. To participate in the live call, please dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10110714. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate may access a replay of the call, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the company are available online at: www.supremecorp.com or http://investor.supremecorp.com/IR_Contact?BzID=1482

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “should” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, interest rate increases, a change in the number of vehicles subject to a recall, changes in the costs of implementing the recall, actions by NHTSA, including fines and/or penalties, or limitations on the availability of materials used to implement the recall. Additionally, backlogs may not be indicative of future performance. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	Jul. 1,	Jun. 25,	Jul. 1,	Jun. 25,
	2017	2016	2017	2016
Net sales	$95,465,787	$92,871,671	$164,140,486	$162,321,574
Cost of sales	76,362,685	70,459,366	132,041,607	124,748,612
Gross profit	19,103,102	22,412,305	32,098,879	37,572,962

Selling, general and administrative expenses	10,075,201	9,957,880	20,126,673	19,372,831
Other (income) expense	59,265	(20,940)	(10,215)	(57,416)
Operating income	8,968,636	12,475,365	11,982,421	18,257,547

Interest (income) expense	233,482	(36,701)	478,885	146,128

Income before income taxes	8,735,154	12,512,066	11,503,536	18,111,419
Income tax expense	2,433,274	4,215,894	3,338,671	6,055,894

Net income	$6,301,880	$8,296,172	$8,164,865	$12,055,525

Income per share:
Basic	$0.37	$0.49	$0.48	$0.71
Diluted	0.37	0.48	0.48	0.70

Shares used in the computation of income per share:

Basic	17,155,898	16,945,141	17,127,502	16,891,693
Diluted	17,157,871	17,222,811	17,129,475	17,185,031

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Jul. 1, 2017	Dec. 31, 2016
Assets
Current assets	$98,049,045	$88,221,351
Property, plant and equipment, net	41,481,422	45,747,933
Total assets	$139,530,467	$133,969,284

Liabilities
Current liabilities	$28,636,166	$30,056,157
Long-term liabilities	2,010,954	2,181,778
Total liabilities	30,647,120	32,237,935
Total stockholders’ equity	108,883,347	101,731,349
Total liabilities and stockholders’ equity	$139,530,467	$133,969,284